EXHIBIT 99.4

FOR IMMEDIATE RELEASE
______________________


            California Amplifier Acquires Kaul-Tronics Business

        - Positions Company as a comprehensive source for satellite reception products
        - Acquisition expected to be accretive to CAMP's earnings in fiscal 2003
        - Company provides fiscal 2003 first quarter sales and
          earnings guidance
      ______________________________________________________________

CAMARILLO, Calif., April 8, 2002 -- California Amplifier, Inc. (Nasdaq:
CAMP) today announced that it has acquired the satellite antenna business of Kaul-Tronics, Inc. and two affiliated companies (collectively, "KTI"), in a stock and cash transaction.

The transaction, which is valued at approximately $22 million, consists of the acquisition of substantially all of the assets, including inventory, equipment, real estate and intellectual property and the assumption of certain liabilities of KTI. In 2001, KTI had revenues of approximately $36 million, pretax income of approximately $4.8 million and EBITDA of approximately $5.8 million. KTI's 2001 revenues included approximately $12 million in satellite LNBF products of the type produced by California Amplifier.

KTI is one of North America's leading manufacturers of DBS satellite dishes and also manufactures several larger offset antennas, including elliptical antennas for multi-satellite reception and offset antennas for international and commercial markets. In addition, KTI offers a complete line of satellite installation accessories.

 "This acquisition positions California Amplifier as a leader in the supply of integrated outdoor satellite reception products and broadens our market opportunities," said Fred Sturm, President and Chief Executive
Officer of California Amplifier.   "KTI is renowned for its quality and
brings a highly respected product line that will contribute to the future growth of California Amplifier. Additionally, we expect this transaction will be accretive to California Amplifier's fiscal 2003 earnings per share."

Under the terms of the purchase agreement, California Amplifier paid approximately $22 million, comprised of $5 million in common stock (929,086 shares based on the 30-day average closing price through April 3, 2002) and $17 million cash. Of the cash portion, $12 million has been provided under an interim increase in the Company's revolving line of credit. It is expected that the Company's borrowing facility will shortly be restructured into an approximately $29.3 million secured credit facility, including a $13 million revolving facility, and a $16.3 million term loan facility.

California Amplifier will continue to operate KTI's present facilities in Wisconsin and will assume management control of all operations effective immediately.

The Company currently estimates fiscal 2003 first quarter revenues in the range of $20 to $25 million and earnings in the range of $0.04-$0.07 per diluted share after giving effect to the KTI acquisition.


Conference Call Information
California Amplifier will discuss the acquisition during a conference call for analysts on Monday, April 8 at 2:00 p.m., Pacific Daylight Time. The company will provide a live audio webcast that can also be accessed on both the Company's web site, www.calamp.com, and on the web site www.prnewswire.com under the Multimedia News section. Access to the webcast event requires listeners to install either RealPlayer or Windows Media Player. A web replay of the audio broadcast will be available for one week after the completion of the call.

About California Amplifier, Inc.
California Amplifier designs, markets and manufactures a broad line of integrated microwave fixed point solutions used primarily in conjunction with satellite and terrestrial broadband applications. The Company's satellite business unit designs and markets reception components for the worldwide DBS television market as well as a full line of consumer and commercial products for video and data reception. The wireless access business unit designs and markets integrated reception and two-way transmission fixed wireless solutions for video, voice, data, telephony and networking applications. California Amplifier is an ISO 9001 certified company. For additional information, visit California Amplifier's web site at www.calamp.com.

Statements in this release about the Company's future performance are forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Words such as "may," "will," "expects," "intends," "plans," "believes," "seeks," "could," "estimates" and variations of these words and similar expressions are intended to identify forward-looking statements. Factors that could impact California Amplifier's future results include the integration of KTI's business with California Amplifier, the future revenues and operating profitability of KTI, the realization of anticipated synergies and cost-savings, customer relationships, changes in product demand and market growth rates, the effect of competition, pricing pressures, supplier constraints, manufacturing yields, market acceptance of new products and the viability and market acceptance of new technologies. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. More information about California Amplifier's risks is available in the Company's annual report on Form 10-K and other filings made from time to time with the Securities and Exchange Commission."

For more information, contact:
Crocker Coulson                         Rick Vitelle
Partner                                 Chief Financial Officer
Coffin Communications Group             California Amplifier, Inc.
(818) 789-0100                          (805) 987-9000
crocker.coulson@coffincg.com

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